UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 16, 2008
Intervoice, Inc.
(Exact name of registrant as specified in its charter)

Texas (State or other jurisdiction of incorporation)	001-15045 (Commission File Number)	75-1927578 (IRS Employer Identification No.)
17811 Waterview Parkway,
Dallas, Texas 75252
(Address, including zip code, of principal executive offices)
Registrant’s telephone number, including area code: (972) 454-8000
Not applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On May 16, 2008 Charles E. McDonald resigned from his office as Chief Accounting Officer of Intervoice, Inc. (the “Company”). Concurrent with the submission of his resignation, Mr. McDonald entered into a separation agreement (“Separation Agreement”) providing that his employment would terminate effective with the close of business on May, 16, 2008. The Separation Agreement will become effective on May 23, 2008 unless Mr. McDonald notifies the Company that he is revoking his acceptance of the Separation Agreement prior to such date.
Under the terms of the Separation Agreement, the Company will pay Mr. McDonald an amount equal to his monthly base salary for a six month period through November 30, 2008 in an aggregate amount equal to $95,000. The Company will also make matching contributions towards the payment of Mr. McDonald’s premiums for the Company’s group health insurance coverage for a period of up to six months. The Company’s obligation to make payments to Mr. McDonald is conditioned on his compliance with the terms and conditions of his Separation Agreement.
The Separation Agreement also includes a general release of any claims or demands that Mr. McDonald, or certain other persons claiming under Mr. McDonald, has or might have against the Company and its affiliates, officers, employees, directors, representatives, insurers, and their respective successors and assigns, on or before May 16, 2008.
This summary of certain terms in the Separation Agreement is subject to and qualified by the terms of the Separation Agreement attached as Exhibit 10.1, which is incorporated by this reference.

Item 9.01. Financial Statements and Exhibits
     (a) Financial Statements of Business Acquired.
     Not applicable.
     (b) Pro Forma Financial Information.
     Not applicable.
     (c) Shell Company Transactions.
     Not applicable.
     (d) Exhibits.

Exhibit
Number	Exhibit Title

10.1	Separation Agreement between the Company and. Charles E. McDonald dated May 16, 2008

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTERVOICE, INC.
By:	/s/ Dean C. Howell
Dean C. Howell
Senior Vice President, General Counsel and Secretary

Date: May 21, 2008

EXHIBIT INDEX

Exhibit
Number	Exhibit Title

10.1	Separation Agreement between the Company and Charles E. McDonald dated May 16, 2008